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                                                                    Exhibit 3.13



                           CERTIFICATE OF DESIGNATION
                                       OF
                      SERIES E CONVERTIBLE PREFERRED STOCK
                                       OF
                            OSAGE SYSTEMS GROUP, INC.

        (Pursuant to Section 151 of the Delaware General Corporation Law)


                  OSAGE SYSTEMS GROUP, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "COMPANY"), hereby certifies that on February 8, 1999, the Board of Directors of the Company (the "BOARD"), in accordance with Section 151 of the General Corporation Law of the State of Delaware and the Company's Certificate of Incorporation (the "CERTIFICATE OF INCORPORATION"), adopted resolutions creating out of the 10,000,000 shares of Preferred Stock, par value $0.01 per share, authorized in Article Fourth of the Certificate of Incorporation (the "PREFERRED STOCK"), a series of the Preferred Stock of the Company, par value $0.01 per share, and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

I. Designation and Amount. The shares of such series of Preferred Stock shall be designated as "Series E Convertible Preferred Stock" (the "SERIES E PREFERRED STOCK") and the number of shares constituting the Series E Preferred Stock shall be 2,000. The Series E Preferred Stock shall have a stated value (the "STATED VALUE") of $1,000 per share.

II. Dividends.

         A. The holders of shares of Series E Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefore, prior to, and in preference to, any declaration or payment of any dividend (payable other than in Common Stock of the Company) on the Common Stock of the Company (provided, however, that such dividends shall not be in preference to any declaration or payment of dividends on the Series D Convertible Preferred Stock of the Company), at a per share rate equal to eight percent per annum of the amount of the Stated Value of the Series E Preferred Stock, which is payable upon conversion (including voluntary conversion by the holder of Series E Preferred Stock, Forced Conversion and Automatic Conversion) as set forth below. Dividends shall begin to accrue as of the Issuance Date and are based upon a 365 calendar day year. Any dividends payable pursuant to the provisions of this paragraph shall, at the Company's option, be payable in cash, or shares of Common Stock of the Company subject to an effective registration statement within ten Business Days (as such term is defined below) of when due. The number of shares of Common Stock to be issued by the Company in lieu of a cash payment for dividends due as set forth herein shall be equal to the number of shares of Common Stock resulting from dividing the dollar amount of dividends owed by the Conversion Price (as defined below) on such date as the dividends are
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payable (if such date is not a Trading Day (as defined below), then the next
Trading Day immediately thereafter).


         B. Such dividends shall accrue on each share of Series E Preferred Stock from the Issuance Date, and shall accrue from day to day whether or not earned or declared. Such dividends shall be cumulative so that if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid or declared and a sum sufficient for the payment thereof set apart, for all Series E Preferred Stock at the time outstanding, the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or declared or set apart for the Series E Preferred Stock or Common Stock. Dividends on the Series E Preferred Stock shall be non-participating and the holders of the Series E Preferred Stock shall not be entitled to participate in any other dividends beyond the cumulative dividends specified herein.

III. Liquidation, Dissolution or Winding Up.

         A. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any distribution may be made with respect to the Company's Common Stock or any other class or series of capital stock (subject to and after making provision for the rights and preferences of the existing shares of Series A $3.00 Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock), holders of each share of Series E Preferred Stock shall be entitled to receive out of the assets available for distribution to shareholders $1,000 plus all accrued but unpaid dividends thereon (the "LIQUIDATION AMOUNT").

         B. If the assets of the Company available for distribution to shareholders shall be insufficient to pay the holders of shares of Series E Preferred Stock the full Liquidation Amount to which they shall be entitled, then any such distribution of assets of the Company shall, after distribution to the holders of the Series A $3.00 Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock, be distributed ratably to the holders of shares of Series E Preferred Stock.

         C. After the payment of the Liquidation Amount shall have been made in full to the holders of the Series E Preferred Stock or funds necessary for such payment shall have been set aside by the Company in trust for the account of holders of the Series E Preferred Stock so as to be available for such payments, the holders of the Series E Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Company, and the remaining assets of the Company legally available for distribution to shareholders shall be distributed among the holders of Common Stock and any other classes or series of Preferred Stock of the Company in accordance with their respective terms.

IV. Voting. Holders of Series E Preferred Stock shall have no voting rights except as expressly required by law or as expressly provided herein.

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V. Conversion of Series E Preferred Stock. The holders of Series E Preferred
Stock shall have the right, at such holder's option, to convert the Series E Preferred Stock into shares of Common Stock, on the following terms and conditions:

         A. Subject to the provisions of the Forced Conversion and Redemption hereof, at any time or times, upon the earlier to occur of (i) the 90th calendar day after the Issuance Date, or (ii) the Effective Date, any holder of the Series E Preferred Stock shall be entitled to convert any whole number of shares of Series E Preferred Stock into that number of fully paid and nonassessable shares of Common Stock, which is determined (per share of Series E Preferred Stock) by dividing (x) the Stated Value times the number of shares of Preferred Stock being converted, by (y) the Conversion Price (as defined below). Dividends on the shares of Series E Preferred Stock being converted shall be paid in accordance with the terms of Article II.A hereof.

         B. For purposes of this Certificate of Designation, the following terms shall have the following meanings:

                  A "BUSINESS DAY" shall be any day other than a Saturday, Sunday, national holiday or a day on which the Principal Market is closed.

                  The "CLOSING BID PRICE" shall mean, for any security as of any date, the average of the closing bid prices for such security for the immediately preceding five Trading Days on the American Stock Exchange as reported by Bloomberg L.P. ("BLOOMBERG"), or, if the American Stock Exchange is not the principal trading market for such security, the average of the closing bid prices of such security for the immediately preceding five Trading Days on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the average of the closing bid prices of such security for the immediately preceding five Trading Days in the over-the-counter market on the OTC Electronic Bulletin board for such security as reported by Bloomberg, or, if no closing bid or trade prices are reported for such security by Bloomberg, the Closing Bid Price shall be determined by reference to the average of the closing bid prices for the immediately preceding five Trading Days as reported on the Principal Market, and if not so reported shall be determined from the average of the bid prices of any market makers for such security as reported in the "pink sheets" published by the National Quotation Bureau, Inc. for the immediately preceding five Trading Days. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually agreed by the Company and the holders of two thirds of the outstanding shares of Series E Preferred Stock.

                  The "CONVERSION PRICE" shall mean, as to each share of Series E Preferred Stock, the Closing Bid Price determined as of the Issuance Date, notwithstanding when the event of conversion occurs. However, in the event the Company fails to comply with the redemption provisions provided in Section XII.A. below in any manner whatsoever (any such event shall be referred to herein as a "Conversion Price Reset Event"), the Conversion Price in connection with that number of shares of Preferred Stock which are subject to such a redemption shall be equal to the lesser of (A) the Conversion Price calculated in accordance with the preceding sentence, or (B) 80% of the average of the three lowest closing bid prices of the Common Stock (as reported

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by Bloomberg or if not so reported as set forth in the definition of Closing Bid
Price above) during the five Trading Days immediately preceding the Conversion Date (as such term is defined below).

                  "CONVERSION PRICE RESET EVENT" shall have the meaning set forth in the definition of Conversion Price above.

                  "EFFECTIVE DATE" shall mean the date on which the Securities and Exchange Commission (the "SEC") first declares effective a registration statement registering the resale of the number of shares of Common Stock issuable (irrespective of any shareholder approval requirement) upon conversion of all of the Series E Preferred Stock outstanding on the Trading Day immediately preceding the day such Registration Statement is filed (the "REGISTRATION STATEMENT").

                  "EFFECTIVE REGISTRATION" shall have the meaning for such term set forth in the Purchase Agreement.

                  "FIXED REFERENCE PRICE" shall mean the Closing Bid Price of the Series E Preferred Stock determined as of the Issuance Date.

                  "FLOATING REFERENCE PERIOD" refers to the five (5) Trading Day period referred to in clause (B) of the second sentence of the definition of Conversion Price in this Article V.

                  "FLOATING REFERENCE PRICE" refers to any of the trading prices described in clause (B) of the second sentence of the definition of Conversion Price in this Article V.

                  The "ISSUANCE DATE" shall mean, with respect to each share of Series E Preferred Stock, the date of issuance of the applicable share of Series E Preferred Stock.

                  "PURCHASE AGREEMENT" shall mean the Series E Preferred Stock Purchase Agreement between the Company and the Holder, relating to the issuance of the Series E Preferred Stock.

                  The "PRINCIPAL MARKET" shall mean the Nasdaq National Market, the Nasdaq Small Cap Stock Market, the American Stock Exchange or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock.

                  A "TRADING DAY" shall mean a day on which the Principal Market is open.

         C. Holders of Series E Preferred Stock may exercise their right to convert the Series E Preferred Stock by telecopying an executed and completed notice of conversion (the "NOTICE OF CONVERSION") to the Company and delivering to the Company's transfer agent the original Notice of Conversion and the certificate representing the Series E Preferred Stock being converted by reputable overnight courier. Each Business Day (between the hours of 7:00 a.m. and 5:00 p.m. Mountain Time) on which a Notice of Conversion is telecopied to and received by the Company

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shall be deemed a "CONVERSION DATE". The Company will deliver, or instruct its transfer agent to deliver, the certificates representing shares of Common Stock issuable upon conversion of any share of Series E Preferred Stock (the "CONVERSION SHARES") (together with the certificates representing the share or shares of Series E Preferred Stock not so converted) to the holder thereof via reputable overnight courier, by electronic transfer or otherwise at the request of the holder within five (5) Trading Days after the Conversion Date, provided the Company's transfer agent has received the original Series E Preferred Stock certificate being so converted on or before the close of business of the third Trading Day after the Conversion Date. In addition to any other remedies which may be available to the holders of shares of Series E Preferred Stock, in the event that the Company fails to deliver such shares of Common Stock within such five (5) Trading Day period in accordance with the preceding sentence, the holder will be entitled to revoke the relevant Notice of Conversion by delivering a notice to such effect to the Company whereupon the Company and such holder shall each be restored to their respective positions immediately prior to delivery of such Notice of Conversion. The Notice of Conversion and Series E Preferred Stock certificates representing the portion of the Series E Preferred Stock converted shall be delivered as follows:


         To the Company:

                        Osage Systems Group, Inc.
                        1661 East Camelback Road, Suite 245
                        Phoenix, Arizona 85016
                        Attention: Jack R. Leadbeater, Chief Executive Officer
                        Telephone: (602) 274-1299
                        Facsimile:  (602) 274-1295


                  with a copy to:

                        Stephen M. Cohen, Esquire
                        Buchanan Ingersoll Professional Corporation
                        Eleven Penn Center
                        1835 Market Street, 14th Floor
                        Philadelphia, PA  19103
                                 Telephone:  (215) 665-3873
                                 Facsimile:  (215) 665-8760

         In the event that shares representing the Common Stock issuable upon conversion of the Series E Preferred Stock (the "CONVERSION SHARES") are not delivered by the Company within five (5) Trading Days after the Conversion Date, in addition to all other available remedies which such holder may be entitled, the Company shall pay to the holders thereof, in immediately available funds, upon demand, as liquidated damages for such failure and not as a penalty, on each date after such fifth Trading Day that conversion is not timely effected, an amount equal to 2% of the Stated Value of the Series E Preferred Stock subject to such conversion. In the event the Company fails to pay the liquidated damages as set forth above within ten Business Days of

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the date incurred, then such payment shall bear interest at the rate of two percent per month (pro rated for partial months) until such payments are made. Any and all payments required pursuant to this paragraph shall be payable only in cash, and shall not be deemed a waiver of the Company's obligation to issue the Conversion Shares.

         D. Stock Splits; Dividends; Adjustments.

                  (i) If the Company, at any time while any shares of Series E Preferred Stock are outstanding, (A) shall pay a stock dividend or otherwise make a distribution or distributions on any equity securities (including investments or securities convertible into or exchangeable for such equity securities) in shares of Common Stock, (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine outstanding shares of Common Stock into a smaller number of shares, then each of the Affected Conversion Prices (as defined below) shall be adjusted by multiplying each such price then in effect by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event. Any adjustment to an Affected Conversion Price made pursuant to this
Section V(D)(i) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination. As used herein, the Affected Conversion Prices (each an "Affected Conversion Price") shall refer to: (i) the Fixed Reference Price; and (ii) after the occurrence of a Conversion Price Reset Event, each Floating Reference Price occurring on any Trading Day included in the Floating Reference Period, which Trading Day occurred before the record date, in the case of events referred to in clause (A) of this subparagraph V(D)(i), and the effective date, in the case of the events referred to in clauses (B) and (C) of this subparagraph V(D)(i).


                  (ii) If the Company, at any time while the Series E Preferred Stock is outstanding, shall distribute to all holders of Common Stock evidences of its indebtedness or assets or cash or rights or warrants to subscribe for or purchase any security then in each such case the Fixed Reference Price at which shares of the Series E Preferred Stock shall thereafter be convertible shall be determined by multiplying the Fixed Reference Price in effect immediately prior to the record date fixed for determination of shareholders entitled to receive such distribution by a fraction, the denominator of which shall be the Fixed Reference Price or the closing market price for shares of Common Stock on the Principal Market on the Trading Day (the "Fair Market Price") determined as of the record date mentioned above, and of which the numerator shall be such Fair Market Price for shares of Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidences of indebtedness so distributed applicable to one share of outstanding Common Stock as determined by the Board of Directors in good faith; provided, however that in the event of a distribution exceeding 20% of the stockholders' equity in the Company as set forth on the Company's financial statements most recently filed with the SEC at such time, such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent chartered accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) (an "APPRAISER") selected in good faith by

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the Board of Directors and holders of seventy-five percent (75%) in interest of the Series E Preferred Stock. In either case the adjustments shall be described in a statement provided to all holders of Series E Preferred Stock of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

                  (iii) Whenever the Conversion Price is adjusted pursuant to
Section V(D)(i) or (ii) , the Company shall promptly mail to each holder of shares of the Series E Preferred Stock a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

         E. If the nature and/or character of the Common Stock issuable upon the conversion of the Series E Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (except as provided pursuant to paragraph F below), then and in each such event, the holders of Series E Preferred Stock shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such capital reorganization, reclassification or other change which such holders would have received had their shares of Series E Preferred Stock been converted immediately prior to such capital reorganization, reclassification or other change.

         F. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section) or a merger or consolidation of the Company with or into another corporation pursuant to which the Company is not the acquiring entity and pursuant to which the stockholders of the Company are requested to exchange or convert their securities for securities of an acquiring entity, or the sale of all or substantially all of the Company's properties and assets to any other person (any of which events is herein referred to as a "REORGANIZATION"), then as a part of such Reorganization, provision shall be made so that the holders of the Series E Preferred Stock shall thereafter be entitled to receive upon conversion of the Series E Preferred Stock, the number of shares of Common Stock or other securities or property of the Company, or of the successor corporation resulting from such Reorganization, to which such holder would have been entitled if such holder had converted its shares of Series E Preferred Stock immediately prior to such Reorganization; provided that if the holders do not agree with the method the Company proposes to utilize in connection with such Reorganization, such matters shall be referred to an Appraiser for a binding recommendation.

         G. Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series E Preferred Stock, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Series E Preferred Stock a certificate executed by the president and chief financial officer (or in the absence of a person designated as the chief financial officer, by the treasurer) setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment are based. The Company shall, upon written request at any time of any holder of Series E Preferred Stock, furnish or cause to be furnished to such holder a

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certificate setting forth (A) the Conversion Price at the time in effect, and
(B) the number or shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series E Preferred Stock.

         H. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any Series E Preferred Stock certificate(s), and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon the cancellation of the Series E Preferred Stock certificate(s), if mutilated, the Company shall execute and deliver new certificates for Series E Preferred Stock of like tenure and date. However, the Company shall not be obligated to reissue such lost or stolen certificates for shares of Series E Preferred Stock if the holder contemporaneously requests the Company to convert such shares of Series E Preferred Stock into Common Stock.

         I. The Company shall not issue any fraction of a share of Common Stock upon any conversion. The Company shall round such fraction of a share of Common Stock up to the nearest whole share.

         J. In the event some but not all of the shares of Series E Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Company shall execute and deliver to or on the order of the holder, at the expense of the Company, a new certificate representing the number of shares of Series E Preferred Stock which were not converted.

         K. Automatic Conversion.

                  (1) Subject to subsection (2) below, shares of Series E Preferred Stock held on the date which is the second (2nd) anniversary of the Issuance Date of such shares of Series E Preferred Stock an "AUTOMATIC CONVERSION DATE") shall automatically be converted into Common Stock on the Automatic Conversion Date; provided that such Automatic Conversion Date shall be deferred, at the sole option of the holders of Series E Preferred Stock, for such number of days as is equal to 1.5 times the number of days (A) there is not Effective Registration (as defined in the Purchase Agreement), but not including the first 90 days after the Issuance Date; (B) there is not a sufficient amount of shares of Common Stock available for conversion of all outstanding shares of Series E Preferred Stock, (C) for any other reason the Company refuses or announces its refusal to honor conversion of shares of Series E Preferred Stock; or (D) there is a suspension, restriction or limitation (other than the permitted "blackout periods" specified in Section 3 of the Registration Rights Agreement) in the ability of holders of Series E Preferred Stock to sell shares of Common Stock received upon conversion of Series E Preferred Stock or under the Registration Statement (as defined in the Registration Rights Agreement) and the related prospectus for any reason.

                  (2) Notwithstanding the preceding subsection (1), no holder of shares of Series E Preferred Stock shall be obligated to convert any such share on the Automatic Conversion Date unless and until each of the following conditions has been satisfied or exists, each of which shall be a condition precedent to any such forced conversion:

                           (A) no material default or breach exists, and no event shall have

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         occurred which constitutes (or would constitute with notice or the passage of time or both) a material default or breach of the Purchase Agreement, the Registration Rights Agreement, the Warrant (as defined in the Purchase Agreement) or this Certificate of Designation;

                           (B) Effective Registration (as defined in the Purchase Agreement) has occurred and is continuing and has continuously existed for the prior 60 consecutive Trading Days;

                           (C) the Company and its subsidiaries on a consolidated basis have tangible and intangible assets exceeding its liabilities, and the Company is able to pay all its debts as they become due in the ordinary course of business, and the Company is not subject to any liquidation, dissolution or winding up of its affairs; and

                           (D) each holder of shares of Series E Preferred Stock shall have received a certificate from an appropriate executive officer of the Company certifying that each of the foregoing conditions precedent exist or have been satisfied.

Such forced conversion shall be subject to and governed by all the provisions relating to voluntary conversion of the shares of Series E Preferred Stock contained herein.

         L. The Company shall pay any and all original issue and/or transfer taxes which may be imposed upon it with respect to the issuance and delivery of Common Stock upon conversion of the Series E Preferred Stock.

         M. The Company's obligation to issue shares of Common Stock upon conversion of shares of Series E Preferred Stock shall be absolute, and is independent of any covenant of any holder of shares of Series E Preferred Stock other than each holder's obligation to deliver to the Company or its transfer agent the original Series E Preferred Stock certificates to be converted and, in the case of a voluntary conversion, a completed, executed Notice of Conversion.

VI. No Reissuance of Series E Preferred Stock. No share or shares of Series E Preferred Stock acquired by the Company by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Company shall be authorized to issue. The Company may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Series E Preferred Stock accordingly. Except as otherwise provided herein, the Company shall not issue any additional shares of Series E Preferred Stock without the consent of the holders of 75% of the outstanding shares of the Series E Preferred Stock.

VII. Reservation of Shares. The Company shall, so long as any of the Series E Preferred Stock are outstanding reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series E Preferred Stock, 150% of such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series E Preferred Stock then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than 150% of the number of shares

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of Common Stock for which the Series E Preferred Stock are at any time convertible and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to maintain such number of shares of Common Stock, the Company shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

VIII. Voting Rights. In addition to all other requirements imposed by Delaware law, the affirmative vote of seventy-five percent (75%) in interest of the outstanding Series E Preferred Stock shall be necessary for: (i) any amendment, modification or repeal of this Certificate of Designation (whether by merger, consolidation or otherwise); or (ii) any amendment to the Certificate of Incorporation of the Company, or by-laws of the Company, that may amend or change or adversely affect any of the rights, preferences, or privileges of the Series E Preferred Stock; provided, however, that holders of shares of Series E Preferred Stock (other than the Investor and its affiliates) who are affiliates of the Company (and the Company itself) shall not participate in such vote and the shares of Series E Preferred Stock of such holders shall be disregarded and deemed not to be outstanding for purposes of such vote.

IX. No Dilution or Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designation set forth herein, but shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holders of the Series E Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, the Company (a) shall not establish a par value of any shares of stock receivable on the conversion of the Series E Preferred Stock above the amount payable therefor on such conversion, (b) shall take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of stock on the conversion of all Series E Preferred Stock from time to time outstanding, and (c) shall not consolidate with or merge into any other person or entity, or permit any such person or entity to consolidate with or merge into the Company (if the Company is not the surviving person), unless such other person or entity shall expressly assume in writing and will be bound by all of the terms of the Series E Preferred Stock set forth herein.

X. Notices of Record Date. In the event of:

                      1. any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

                      2. any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger of the Company where the Company is not the surviving entity, or any transfer of all or substantially all of the assets of the Company to any other corporation, or any other entity or person, the result of any of such merger or such other transaction is that the Holder is requested to convert or exchange its certificates

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representing Series E Preferred Stock, or

                      3. any voluntary or involuntary dissolution, liquidation or winding up of the Company, then and in each such event the Company shall mail or cause to be mailed to each holder of Series E Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up is expected to become effective and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least ten Business Days prior to the date specified in such notice on which such action is to be taken.

XI. Forced Conversion.

         A. Subject to the other provisions of this Section, from and after the Effective Registration, and provided the Registration Statement then remains effective, the Company shall have the right to force conversion by the holders of the Series E Preferred Stock by telecopying written notice of its election to force conversion (the "FORCED CONVERSION NOTICE") containing the information set forth below to the holders under the following circumstance:

                  The Company has the option to force conversion of all or any part of the shares of Series E Preferred Stock (other than shares of Series E Preferred Stock already subject to a Notice of Conversion) if, on each of the five (5) consecutive Trading Days specified in the Forced Conversion Notice (such five consecutive Trading Day period, the "150% PERIOD"), the closing bid price of a share of Common Stock on the Principal Market is not less than 150% of the Conversion Price; provided that the Company may not initiate another forced conversion pursuant to the provisions of this Subsection more than once every 30 calendar days and no single forced conversion shall exceed 50% of the total number of shares of Series E Preferred Stock issued by the Company. A Forced Conversion Notice shall not be deemed to affect or otherwise reduce the holders' conversion rights as set forth herein as to the shares of Series E Preferred Stock not subject to a Forced Conversion Notice.

         B. The Company shall effect such forced conversions pro rata amongst the holders according to the number of shares of Series E Preferred Stock then held by each holder of Series E Preferred Stock. The Forced Conversion Notice must be delivered via facsimile by the Company prior to 3:00 p.m. Eastern Standard Time on the second Trading Day immediately following the expiration of the 150% Period referred to in Section XI. A. above. A Forced Conversion Notice shall be deemed delivered on (i) the Trading Day the Company faxes the notice and receives confirmation of transmission thereof prior to 3:00 p.m. Eastern Standard Time on such day, or (ii) the immediately succeeding Trading Day if the Company receives confirmation of transmission of the notice after 3:00 p.m. Eastern Standard Time on a Trading Day or at any time on a day which is not a Trading Day. Once the Company has exercised its right to force conversion of the Preferred Stock by giving a Forced Conversion Notice to the holder as set forth above it shall be deemed irrevocable. The Company will deliver, or instruct its transfer agent to deliver, the certificates representing shares of Common Stock issuable upon the forced conversion of any share of Series E Preferred Stock (together with the certificates representing the share or shares of Series E Preferred Stock not so converted) to the holder thereof via reputable overnight courier, by electronic transfer or otherwise within three Trading Days after the date of delivery of the Forced Conversion Notice. In the event the Company fails to timely deliver the shares of Common Stock due upon a forced conversion on one occasion, such failure will negate the effect of the Forced Conversion Notice and thereafter, as a result, the Company shall have waived its right to serve a Forced Conversion Notice upon that particular holder at any time in the future.

         C. The Forced Conversion Notice shall set forth a calculation referencing the conversion formula contained herein showing the number of shares of Common Stock being issued pursuant to the applicable forced conversion, and the Closing Bid Price of the Common Stock relied upon for the forced conversion.

         D. Upon the Company's full compliance with the forced conversion provisions set forth in Section XI.B above, the shares of Series E Preferred Stock that are the subject of a forced conversion shall be automatically canceled and converted into a right to receive shares of Common Stock, and all rights of the Series E Preferred Stock which are the subject of the forced conversion, including the right to conversion, shall cease without further action. If the holder does not concur with the Company's conversion calculations in the Forced Conversion Notice, the holder shall notify the Company in writing within three Business Days after the Forced Conversion Date of such fact. Notwithstanding the foregoing, the Company remains obligated to send those shares of Common Stock which are undisputed.

         E. The number of shares of Common Stock issuable upon the forced conversion of the Series E Preferred Stock shall be adjusted in the manner and under the circumstances as set forth herein.

         F. The Company may not serve a Forced Conversion Notice upon any holder if such notice would result in such holder owning, at such time, more than 4.99% of the number of shares of Common Stock then outstanding.

XII. Redemption.

         A. If the Closing Bid Price calculated as of the first anniversary of the Issuance Date is less than the Conversion Price as of the Issuance Date, at the written option of a holder (the "REDEEMING PARTY") delivered within ten Business Days after the first anniversary of the Issuance Date (the "REDEMPTION NOTICE"), and provided that the Company has not received a notice of conversion for such shares prior to the date of the Redemption Notice, the Company shall repay, in whole or in part, the Series E Preferred Stock shares at the Redemption Price (as defined below). The Series E Preferred Stock is redeemable as a series, in whole or in part, by the Redeeming Party providing a timely Redemption Notice to the other party via facsimile at his or its address as the same shall appear on the books and records of the Company and in accordance with
Section XII.C below (the Business Day between the hours of 9:00 a.m. and 5:00

Mountain Time in which the Redemption Notice is received by the other party via facsimile is defined to be the "REDEMPTION NOTICE DATE"). Within forty (40) days after such first anniversary, the Company shall pay the Redemption Price (as defined below) in immediately available funds to the holder for the shares of Series E Preferred Stock which are the subject of the Redemption Notice (such date of payment referred to as the "REDEMPTION DATE"), provided that the Company receives the shares of Series E Preferred Stock which are the subject of the Redemption Notice at the time of any such payment. Partial redemptions shall be in an aggregate principal amount of at least $100,000. In the event the Company fails to comply with the redemption provisions contained herein in any manner whatsoever, the subject Redemption Notice shall be deemed null and void.

         B. The "REDEMPTION PRICE" per share of Series E Preferred Stock being redeemed shall be equal to 120% of the Stated Value.

         C. The Redemption Notice shall set forth (i) the number of shares of Series E Preferred Stock subject to redemption, (ii) the Redemption Price, and
(iii) a statement that dividends on the shares of Series E Preferred Stock to be redeemed will cease to accrue on the Redemption Date, (iv) a statement of or reference to the conversion right set forth herein, and (v) complete wire transfer instructions for the Redemption Price. If practicable, the Redemption Notice shall specify the numbers of the certificates representing such shares. The holder of the Series E Preferred Stock will retain his or its right to convert the Series E Preferred Stock as set forth herein until the third Trading Day prior to the date on which the Company's payment of the Redemption Price is due.

         D. Subject to the occurrence of the wire transfer of the Redemption Price as described in Section XII.C above, each share of Series E Preferred Stock to be redeemed shall be automatically canceled and converted into a right to receive the Redemption Price, and all rights of the Series E Preferred Stock, including the right to conversion, shall cease without further action.

         E. The Redemption Price shall be adjusted proportionally upon any adjustment of the Conversion Price as provided herein and in the event of any stock dividend, stock split, combination of shares or similar event.

XIII. Mandatory Repurchase. Each holder shall have the unilateral option and right to compel the Company to repurchase any or all of such holder's Preferred Stock within 3 days of a written notice requiring such repurchase (in the case of (i), (iii) or (iv) below only) or simultaneously with the consummation or of the events described in (ii) below, at the Redemption Price if any of the following events involving the Company shall have been announced as pending or planned (in the case of (i) (iii) or (iv) below only), or shall have occurred (the "Mandatory Repurchase Triggering Date"); provided, however, that each holder may exercise its right to compel the Company to repurchase Preferred Stock granted under this Article XIII only by providing the Company with written notice of such exercise within ninety (90) days of the Mandatory Repurchase Triggering Date:

                  (i) A Change in Control Transaction. A "Change in Control Transaction" will be deemed to exist if (x) there occurs any consolidation, merger or tender offer of the Company with or into any other Company or other entity or person (whether or not the Company is the surviving Company), or any other corporate reorganization or transaction or series of related transactions in which in excess of 50% of the Company's voting power is transferred through a merger, consolidation, tender offer or similar transaction, (y) any person (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")), together with its affiliates and associates (as such terms are defined in Rule 405 under the Securities Act of 1933, as amended (the "ACT")), beneficially owns or is deemed to beneficially own (as described in Rule 13d-3 under the Exchange Act without regard to the 60-day exercise period) in excess of 50% of the Company's voting power or (z) there is a replacement of more than one-half of the members of the Company's Board of Directors which is not approved by those individuals who are members of the Company's Board of Directors on the date thereof, in one or a series of related transactions;

                  (ii) A "going private" transaction under Rule 13e-3 promulgated pursuant to the Exchange Act;

                  (iii) The Company shall (A) be or become insolvent; (B) admit in writing its inability to pay its debts generally as they mature; (C) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (D) apply for or consent to the appointment of a trustee, liquidator or receiver for it or for a substantial part of its property or business; or

                  (iv) Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings, or relief under any bankruptcy law or any law for the relief of debt shall be instituted by or against the Company (except for such proceedings that the Company in good faith believes are without basis, actively contests and is successful in having dismissed with prejudice within 30 days), or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit to any material allegations of, or default in answering a petition filed in any such proceedings.

XIV. Limitations on Conversion Right. Notwithstanding anything to the contrary contained herein, no Series E Preferred Stock may be converted, other than pursuant to Article V(K) or Article XI, to the extent that, after giving effect to Common Shares to be issued pursuant to a Notice of Conversion, the total number of shares of Common Stock deemed beneficially owned by such holder (other than by virtue of the ownership of Series E Preferred Stock or ownership of other securities that have limitations on a holder's rights to convert or exercise similar to those limitations set forth herein), together with all shares of Common Stock deemed beneficially owned by the holder's "affiliates" (as defined in Rule 144 of the Act) that would be aggregated for purposes of determining whether a group under Section 13(d) of the Exchange Act exists, would exceed the Restricted Ownership Percentage for such holder specified on Schedule A to the Purchase Agreement (the "Restricted Ownership Percentage") of the total issued and outstanding shares of the Company's Common Stock; provided that (w) each holder shall have the right at any time and from time to time to reduce its Restricted Ownership Percentage immediately upon notice to the Company, (x) each holder shall have the right at any time and from time to time, to increase its Restricted Ownership Percentage and otherwise waive in whole or in part the restrictions of this Section 4(k) upon 61 days prior notice to the Company or immediately in the event of a Change in Control Transaction, (y) each holder can make subsequent adjustments pursuant to (w) or
(x) any number of times from time to time (which adjustment shall be effective immediately if it results in a decrease in the percentage or shall be effective upon 61 days' prior written notice or immediately in the event of a Change in Control Transaction if it results in an increase in the percentage) and (z) each holder may eliminate or reinstate this limitation at any time and from time to time (which elimination will be effective upon 61 days' prior notice and which reinstatement will be effective immediately). Without limiting the foregoing, in the event of a Change in Control Transaction, any holder may reinstate immediately (in whole or in part) the requirement that any increase in its Restricted Ownership Percentage be subject to 61 days' prior written notice, notwithstanding such Change in Control Transaction, without imposing such requirement on, or otherwise changing such holder's rights with respect to, any other Change in Control Transaction. For this purpose, any material modification of the terms of a Change in Control Transaction will be deemed to result in a new Change in Control Transaction. The delivery of a Conversion Notice by any holder shall be deemed a representation by such holder that it is in compliance with this paragraph. The term "deemed beneficially owned" as used in this Certificate of Designations shall exclude shares that might otherwise be deemed beneficially owned by reason of the convertibility of the Series E Preferred Stock. The Company shall provide all holders of Preferred Shares with the earlier of (i) 20 days' prior written notice of any such Change in Control Transaction, to the extent the Company has prior knowledge of a Change in Control Transaction; or (ii) notice on the day immediately following the Company's learning of any such transaction, but only after, in the case of (i) and (ii), such Change in Control Transaction has been publicly disclosed.

RESOLVED, FURTHER, that the appropriate officers of the Company hereby are authorized to execute and acknowledge a certificate setting forth these resolutions and to cause such certificate to be filed and recorded, all in accordance with the requirements of Section 151 of the General Corporation Law of the State of Delaware.

                  IN WITNESS WHEREOF, Osage Systems Group, Inc., has caused this Certificate to be signed by its Chief Executive Officer, and attested to by its Assistant Secretary, this 9th day of February, 1999.

Attest:                                     OSAGE SYSTEMS GROUP, INC.


By: /s/ John Iorillo                         By: /s/ Jack R. Leadbeater
   -----------------                             ----------------------
John Iorillo,                               Jack R. Leadbeater,
Assistant Secretary                         Chief Executive Officer

                                    EXHIBIT A

                            (To be Executed by Holder
       in order to Convert Shares of Series E Convertible Preferred Stock)

                                CONVERSION NOTICE
                                       FOR
                      SERIES E CONVERTIBLE PREFERRED STOCK

The undersigned, as a holder ("Holder") of shares of Series E Convertible Preferred Stock ("Preferred Shares") of Osage Systems Group, Inc. (the "Company"), hereby irrevocably elects to convert _____________ Preferred Shares for shares ("Common Shares") of common stock, par value $.01 per share (the "Common Stock"), of the Company according to the terms and conditions of the Certificate of Designation for the Preferred Shares as of the date written below. The undersigned hereby requests that share certificates for the Common Stock to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. No fee will be charged to the Holder of Preferred Shares for any conversion. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Certificate of Designation.

Conversion Date:
                -----------------------

Conversion Information:    NAME OF HOLDER:
                                          -------------------------------------

                           By:
                              -------------------------------------------------
                           Print Name:
                                      -----------------------------------------
                           Print Title:
                                       ----------------------------------------
                           Print Address :
                                          -------------------------------------

                                          -------------------------------------

                                          -------------------------------------
                           Issue Common Stock to:

                                                 ------------------------------
                           at:
                                                 ------------------------------

                                                 ------------------------------

If Common Stock is to be issued to a person other than Holder, Holder's signature must be guaranteed below:

SIGNATURE GUARANTEED BY:
                             --------------------------------------------------


THE COMPUTATION OF NUMBER OF SHARES OF COMMON STOCK TO BE RECEIVED IS SET FORTH ON PAGE 2 OF THE CONVERSION NOTICE.

         PAGE 1 OF CONVERSION NOTICE

PAGE 2 TO CONVERSION NOTICE DATED                 FOR:
                                   -------------        ------------------------
                                 (CONVERSION DATE)           (NAME OF HOLDER)


         COMPUTATION OF NUMBER OF SHARES OF COMMON STOCK TO BE RECEIVED

Number of shares of Preferred Stock converted:                 shares
                                               ---------------

Number of shares of Preferred Stock converted x Liquidation Preference        $
                                                                               ------------

TOTAL DOLLAR AMOUNT CONVERTED                                                 $
                                                                               ------------

CONVERSION PRICE
--       Floating Conversion Price
--       Fixed Conversion Price
                                                                              $
                                                                               ------------

Number of Common Shares   =

Total Liquidation Preference of shares of Preferred Stock converted
___________________________________________________________________ =
                                                                      ---------
                            Conversion Price

            NUMBER OF SHARES OF COMMON STOCK   =
                                                 --------------------


If the conversion is not being settled by DTC, please issue and deliver _____ certificate(s) for shares of Common Stock in the following amount(s):

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

If the Holder is receiving certificate(s) for shares of Preferred Stock upon the conversion, please issue and deliver _____ certificate(s) for shares of Preferred Stock in the following amounts:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------